Exhibit 99.1

News Release

For Immediate Release on 02/24/11

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Reduces First Lien Interest Rate

HOUSTON – February 24, 2011 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) has amended its existing first lien facility to reduce its interest rate from 11% to 9% per annum, while improving the facility and extending the maturity date.

Terms of the amended agreement provide for an increase in the facility from $150 million to $210 million. ATP expects to file its Form 10-K on or about March 16, 2011, at which time it can draw available funds under the increased facility. Upon increasing the amount outstanding, the interest rate on outstanding First Lien borrowings will decrease from 11% to 9% per annum and the maturity date will be extended from October 15, 2014 to January 15, 2015. The 104 call protection has been extended to the second year anniversary date of June 29, 2012. All other terms of the First Lien facility remain unchanged.

About ATP Oil & Gas Corporation

ATP is focused on development and production of oil and natural gas in the Gulf of Mexico, the Mediterranean Sea and the North Sea. The Company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the company’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting ATP’s business. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in the company’s SEC filings.

##

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com